                                                                      EXHIBIT XI


                            NOTE PURCHASE AGREEMENT

          NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of December 5, 1997, by and between PRIME GROUP VI, L.P., an Illinois limited partnership (the "Company"), and OCH-ZIFF CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the "Purchaser").

          WHEREAS: The Company wishes to sell and the Purchaser wishes to buy, subject to the terms and conditions set forth in this Agreement, a note of the Company in the form of Exhibit A hereto and having an initial principal amount of $20,000,000 (the "Note"), which Note is exchangeable for shares of Common Stock of BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation ("BLCI"), on the terms and conditions set forth herein, in reliance on the exemption from securities registration afforded by the provisions of Section 4(2) under the Securities Act of 1933, as amended.

          NOW, THEREFORE, the parties hereto agree as follows:

1.        DEFINITIONS.

          As used herein, in addition to capitalized terms defined in the recitals hereof and in the Note, the following capitalized terms shall have the following meanings:

          (a) "Cash Equivalents" has the meaning ascribed thereto in the Security Agreement.

          (b) "Closing" and "Closing Date" have the meaning ascribed thereto in Section 2.2.

          (c) "Collateral" has the meaning ascribed thereto in the Security Agreement.

          (d) "Commission" means the Securities and Exchange Commission.

          (e) "Equity Security" has the meaning ascribed thereto in the Security Agreement.

          (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (g) "Guaranty" means any or each guaranty to be issued on the date hereof by The Prime Group, Inc., Prime Group II, LP, Prime International, Inc., PGLP, Inc., and

Prime Group Limited Partnership guaranteeing the obligations of the Company under the Note and this Agreement.

          (h) "Indemnified Party", "Indemnifying Party", "Company Indemnified Party" and "Purchaser Indemnified Party" have the meanings ascribed thereto in Sections 8(a), 8(b) and 7(c).

          (i) "Investment Grade Securities" has the meaning ascribed thereto in the Security Agreement.

          (j) "Minimum Required Amount" has the meaning ascribed thereto in the Security Agreement.

          (k) "Pledged Shares" has the meaning ascribed thereto in the Security Agreement.

          (l) "Purchase Price" has the meaning ascribed thereto in Section 2.1.

          (m) "Registration Deadline" means November 15, 1998.

          (n) "Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 7, 1997, among BLCI, The Prime Group, Inc., Prime Group Limited Partnership and the Company, as amended by Amendment No. 1, dated as of the date hereof (the "Registration Rights Agreement Amendment").

          (o) "Reorganization" has the meaning ascribed thereto in Section
3.5.

          (p) "Security Agreement" means the Pledge and Security Agreement, dated the date hereof, between the Company and the Purchaser.

          (q) "Securities Act" means the Securities Act of 1933, as amended.

          (r) "Standstill Period" has the meaning ascribed thereto in Section
6.4.

          (s) "Target Amount" has the meaning ascribed thereto in the Security Agreement.

          (t) "Transaction Documents" means this Agreement, the Note, the Security Agreement, the Guaranty given by each guarantor, the Registration Rights Agreement Amendment and all other agreements, documents, certificates or other instruments delivered by the Company at the Closing.

          (u) "Value" means, as of any date: (i) with respect to BLCI Stock, Cash Equivalents or Equity Securities (x) the Closing Bid Price thereof on the Trading Day immediately prior to such date, multiplied by (y) the quantity thereof then held as collateral by the Purchaser in which the Purchaser has a valid and perfected first priority security interest, subject to no other liens or security interests, pursuant to the Security Agreement; (ii) with respect to Investment Grade Securities, (x) the lower of (I) the Closing Bid Price thereof on the Trading Day immediately prior to such date, and (II) the par value thereof, multiplied by (y) the quantity thereof then held as collateral by the Purchaser in which the Purchaser has a valid and perfected first priority security interest, subject to no other liens or security interests, pursuant to the Security Agreement; (iii) with respect to cash, the dollar amount thereof; and
(iv) with respect to the Collateral, the aggregate of the Values of each item constituting the Collateral.

          The following non-capitalized terms shall have the respective following meanings: (i) an "affiliate" of a party shall mean any person or entity controlling, controlled by or under common control with that party; and
(ii) a "business day" means any day, other than a Saturday, Sunday or any other day on which the New York Stock Exchange or commercial banks in the cities of Chicago and New York are authorized to close for business.

2.        PURCHASE AND SALE OF NOTE.

          2.1  Agreement to Purchase and Sell. On the terms and subject to the
               ------------------------------
conditions set forth herein, the Company agrees to sell at the Closing (as defined below), and the Purchaser agrees to purchase, a promissory note of the Company in the form of the Note attached hereto as Exhibit A, in the principal amount of TWENTY MILLION DOLLARS ($20,000,000), at a purchase price equal to such principal amount (the "Purchase Price").

          2.2  Closing. The closing of the purchase and sale of the Note (the
               -------
"Closing") shall be held at the offices of Winston & Strawn, counsel to the Company, in New York, New York, or at such other time and place as is mutually agreed to by the parties. Subject to the satisfaction of the conditions set forth herein, the Closing will be deemed to occur when this Agreement and the other Transaction Documents have been executed and delivered by the Company, the Purchaser and each other party thereto, and full payment of the amount of the Purchase Price (net of the expenses referred to in Section 9.l) has been made by the Purchaser by wire transfer of immediately available funds to an account designated by the Company against delivery by the Company of a duly executed Note to the Purchaser. The date on which the Closing is deemed to occur is referred to herein as the "Closing Date".

3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company makes the following representations and warranties to the Purchaser as of the day hereof (which shall be true as of the Closing, and which shall be deemed to be repeated as of the date of any additional pledge and delivery of shares of BLCI Stock or other Collateral to the Purchaser as provided in the Security Agreement):

          3.1  Organization: Power and Authority. It is a limited partnership
               ---------------------------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business or financial condition. It has the partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

          3.2  Authorization, etc. This Agreement and the other Transaction
               ------------------
Documents to which it is a party and the Note have been duly authorized by all necessary partnership action on the part of the Company. This Agreement and the other Transaction Documents to which it is a party each constitutes, and upon execution and delivery thereof the Note will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.3  Disclosure. This Agreement and the other Transaction Documents,
               ----------
and the financial statements listed or described on Schedule 3.5 (copies of which have been previously delivered to the Purchaser), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in any material respect in light of the circumstances under which they were made.

          3.4  Ownership of Shares of BLCI. Schedule 3.4 shows the number of
               ---------------------------
shares of BLCI Stock owned by the Company and each affiliate of the Company as of the date hereof, and the percentage of shares of each class of BLCI's capital stock outstanding owned by the Company as of the date hereof. All of the outstanding shares of BLCI Stock shown on Schedule 3.4 as being owned by the Company have been validly issued, are fully paid and nonassessable and are owned by the Company free and clear of any liens or encumbrances of any nature, except as otherwise disclosed in Schedule 3.4.

          3.5  Financial Statements. There have been delivered to the Purchaser
               --------------------
copies of the pro forma fair market value balance sheet (where applicable, consolidated and combined) of The Prime Group, Inc. ("PGI") and its affiliates (including the Company) listed on Schedule 3.5, prepared to reflect the proposed reorganization (the "Reorganization") of the office and industrial division of PGI and its affiliates into Prime Group Realty Trust as contemplated by the S-11 registration statement of such entity filed with the Commission August 13, 1997, as amended by Amendment No. 1 thereto filed with the Commission on September 12, 1997, and as may be further modified or amended by subsequent amendments thereto. Such financial statements (including in each case the related schedules and notes) fairly present in all material respects the pro forma consolidated financial position of the Company as of the respective dates specified in such financial statements on a fair market value basis.

          3.6  Compliance with Laws, Other Instruments, etc. The execution,
               --------------------------------------------
delivery and performance by the Company of this Agreement and the Note will not
(i) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien or other encumbrance in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, certificate of limited partnership, agreement of limited partnership, or any other material agreement or instrument to which the Company is bound or by which the Company or any of its properties is bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Company.

          3.7  Governmental Authorizations, etc. No consent, approval or
               --------------------------------
authorization of, or, except as contemplated by the Registration Rights Agreement, registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Note.

          3.8  Litigation: Observance of Statutes and Orders. (a) Except
               ---------------------------------------------
as disclosed in Schedule 3.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator or before or by any governmental authority that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on its business or financial condition.

           (b) The Company is not in default under any order, judgment, decree or ruling of any court, arbitrator or governmental authority or in violation of any applicable law, ordinance, rule or regulation (including without limitation environmental laws) of any governmental authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on its business or financial condition.

          3.9  Taxes. The Company has filed all income tax returns that are
               -----
required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves therefor.

          3.10  Title to Property. The Company has good and sufficient title to
                -----------------
its properties, including all such properties reflected in the pro forma balance sheet described in Section 3.5 as owned by the Company, in each case free and clear of liens or encumbrances prohibited by this Agreement, except for those defects in title and liens that, individually or in the aggregate, would not have a material adverse effect on the Company's business or financial condition.

          3.11  Private Offering by the Company. Neither the Company nor anyone
                -------------------------------
acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Note to the registration requirements of Section 5 of the Securities Act.

          3.12  Use of Proceeds; Margin Regulations. The Company will apply the
                ---------------
proceeds of the sale of the Note only for purposes of working capital for the Company, PGI and its affiliates. No part of the proceeds from the sale of the Note hereunder will be used, directly or indirectly, for the "purpose of buying or carrying" any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207) under such circumstances as to involve the Company in a violation of Regulation G, T, or X of said Board (12 CFR 207; 12 CFR 224; 12 CFR 220).

          3.13  Existing Indebtedness. Neither the Company nor, to the best of
                ---------------------
the Company's knowledge, BLCI is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of the Company and no event or condition exists with respect to any indebtedness of the Company the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          3.14  Other Fees. It is not obligated to pay any compensation or other
                ----------
fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.

          3.15  Not Investment Company. The Company is not subject to regulation
                ----------------------
under the Investment Company Act of 1940, as amended.

4.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.


          The Purchaser hereby makes the following representations and warranties to the Company:

          4.1  Authorization; Enforceability. Purchaser is duly and validly
               -----------------------------
organized, validly existing and in good standing as a limited partnership under the laws of the state of its organization with full power and authority to purchase the Note and the Exchange Shares and to execute and deliver this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents each constitutes the Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.2  Accredited Investor; Investment Intent. The Purchaser is (i) an
               --------------------------------------
accredited investor, as defined in Rule 501 of Regulation D under the Securities Act, (ii) an institution and (iii) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act. The Purchaser is acquiring the Note, and will be purchasing any Exchange Shares exchangeable therefor, solely for the Purchaser's own account for investment purposes as a principal and not with a view to the public resale or distribution of all or any part thereof; provided, that in making such representation, the Purchaser does not agree to hold the Note or the Exchange Shares for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Note or the Exchange Shares at any time in accordance with the provisions of this Agreement and the Registration Rights Agreement and with Federal and state securities laws applicable to any such sale, transfer or disposition.

          4.3  Information. The Company has provided the Purchaser with certain
               -----------
written information regarding the Company and has granted to the Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the terms and conditions of the purchase and sale of the Note, the Company and its business and prospects.

          4.4  Limitations on Disposition. The Purchaser acknowledges that the
               --------------------------
Note has not been registered under the Securities Act or any state securities laws and applicable rules and regulations, and may not be transferred unless and until:

          (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or


          (b) an exception from the registration requirements of the Securities Act is then available with respect to such proposed disposition and such disposition is made in accordance with such exemption. The Purchaser agrees that no such disposition shall be made pursuant to this Section 4.4(b) unless (i) the Purchaser shall have notified the Company in advance of the proposed disposition, and (ii) if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.
It is agreed that no opinion of counsel will be required for the transfer of the Note or any interest therein to an affiliate of the Purchaser or with respect to a sale thereof made pursuant to Rule 144 under the Securities Act (or any successor provision); provided, that prior to any sale made pursuant to Rule 144, the Purchaser will furnish to the Company, upon its request, a certificate setting forth such representations as are customarily given by a selling shareholder to the issuer in a Rule 144 transaction.

          4.5  Legend. The Purchaser understands that the Note shall bear at
               ------
issuance a restrictive legend in substantially the following form:

          "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE, TRANSFER OR DISPOSITION."

5.        COVENANTS OF THE COMPANY.

          The Company covenants that so long as the Purchaser or any affiliate thereof beneficially owns the Note (or any interest therein) or any Exchange
Shares:

          5.1  Compliance with Law.  The Company will comply with all laws,
               -------------------
ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on its business or financial condition.

          5.2  Existence.  The Company shall maintain its limited partnership
               ---------
existence and shall pay all its taxes when due except for taxes which it reasonably disputes or which could not reasonably be expected to have a materially adverse change on its consolidated business or financial condition.

          5.3  Provision of Information.  The Company shall provide the
               ------------------------
Purchaser, or shall cause the Purchaser to be provided, with copies of BLCI's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements, in each such case promptly after filing thereof with the Commission, until the exchange or redemption of the Note.

          5.4  Maintenance of Minimum Collateral.  (a)  As long as the Purchaser
               ---------------------------------
or any affiliate of Purchaser beneficially owns the Note (or any interest therein), the Company shall at all times maintain pledged with the Purchaser, in accordance with the provisions of the Security Agreement, such number of shares of BLCI Stock or other Collateral as are required so that the aggregate Value of the Collateral (as determined pursuant to the Security Agreement) is not less than the Minimum Required Amount at any time.

          (b) On any day on which the Value of the Collateral pledged to the Purchaser (as calculated pursuant to the Security Agreement) is less than the Minimum Required Amount, the Company shall, within five (5) business days after the Company's receipt of notice from the Purchaser to such effect, deliver and pledge such additional shares of BLCI Stock or other Collateral with the Purchaser as is necessary so that the Value of the Collateral pledged to or otherwise under the control of Secured Party is not less than the Target Amount, as computed on the date of, and after giving effect to, such delivery and pledge.

          5.5  Use of Purchaser's Name.  The Company shall not use, directly or
               -----------------------
indirectly, the Purchaser's name in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of the Purchaser for the specific use contemplated. The Company will consult with the Purchaser, and permit Purchaser's review, prior to making any governmental or other filings describing the Purchaser.

          5.6  Company's Instructions to BLCI Transfer Agent.  The Company shall
               ---------------------------------------------
at the Closing instruct the transfer agent for BLCI Stock (i) to issue certificates representing the number of shares of BLCI Stock specified in each duly issued Exchange Notice in the name of the Purchaser or its nominee as provided in the terms of the Note, and (ii) to deliver such certificates to the Purchaser no later than the close of business on the third (3rd) business day following the Delivery Date (as defined in the Note); provided, that the Company has not given written notice to such transfer agent of its objection to the calculations in such Exchange Notice as provided in the terms of the Note. The Company will provide the Purchaser with a written acknowledgment of such transfer agent to act according to such instruction as promptly following the Closing as practicable, and in any case within 45 days thereof. The Company shall not give any instruction to such transfer agent that will conflict with the foregoing instruction, or otherwise restrict the Purchaser's right to exchange the Note or receive Exchange Shares in accordance with the terms of the Note and the other Transaction Documents. In the event BLCI's relationship with its transfer agent is terminated for any reason, the Company shall give to the new transfer agent for BLCI Stock the same instructions as provided above, and shall provide the Purchaser with such transfer agent's written confirmation to so act.


6.        REGISTRATION OF BLCI STOCK

          6.1  Filing of Registration Statement.  The Company shall use its best
               --------------------------------
efforts to cause BLCI to prepare and file with the Commission, with sufficient time to permit effectiveness thereof on or before the Registration Deadline, a Registration Statement on such Form as is then available to effect a registration of the Exchange Shares as a "shelf" registration statement under Rule 415 covering the resale on a continuous basis of the Exchange Shares which the Purchaser becomes entitled to receive pursuant to the Note (including upon enforcement of its rights under the Security Agreement) in accordance with the terms and conditions thereof.

          6.2  Obligation to Supply Information.  In connection with the
               --------------------------------
registration of shares BLCI Stock pursuant to a Registration Statement, the Purchaser agrees to furnish to BLCI or the Company such information regarding itself and the intended method of disposition of the shares of BLCI Stock to be registered on its behalf as BLCI or the Company shall reasonably request in order to effect the registration thereof or as needed for any post-effective amendment to the Registration Statement or for any supplement to the prospectus including therein.

          6.3  Stop Orders.  Upon receipt of any notice from BLCI of the
               -----------
happening of the issuance of any stop order or other order suspending the effectiveness of the Registration Statement, the Purchaser shall discontinue disposition of Registrable Shares (as defined in the Registration Rights Agreement) pursuant to the Registration Statement until withdrawal of such stop order.

          6.4  Standstill Periods.  If so requested by BLCI, and provided a
               ------------------
Registration Statement covering the sale of all of the Registrable Shares is then effective, the Purchaser shall not sell or otherwise transfer pursuant to any such Registration Statement (i) any Exchange Shares during the period from the second (2nd) business day prior to the effective date of a registration statement filed by BLCI under the Securities Act (other than a Registration Statement hereunder) in connection with a public offering of BLCI Stock until the thirtieth (30th) calendar day following such effective date, and (ii) any Exchange Shares during the period from the date specified in a notice delivered by BLCI, to the effect that because an event has occurred, as a result of which the prospectus included in such Registration Statement then in effect contains an untrue statement of a material fact (or omits to state a material fact required to be stated therein or which is necessary to make the statements therein not misleading in light of the circumstances then existing), BLCI will delay the preparation and filing of an amendment or supplement to the prospectus included in the Registration Statement until the expiration date specified in such notice (each of the periods described in clauses (i) and (ii) hereof, a "Standstill Period"). The Company agrees that, upon the exchange of principal of or interest on the Note where the Exchange Date therefor occurs after the expiration of a Standstill Period, then until (and including) the tenth (10th) business day following the date of such expiration, the Exchange Price therefor shall be the lesser of (A) the lowest applicable Exchange Price in effect during the Standstill Period, and (B) the applicable Exchange Price in effect on such Exchange Date.


7.        CONDITIONS TO CLOSING.

          7.1  Conditions to Purchaser's Obligations at Closing.  The
               ------------------------------------------------
Purchaser's obligations hereunder to purchase and pay for the Note are subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

          (a) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

          (b) the Company shall have complied with or performed, in all material respects, all agreements, obligations and conditions set forth in this Agreement required to be complied with or performed by it on or before the Closing;

          (c) each of the Transaction Documents shall have been executed by each party thereto other than the Purchaser, and the Company shall have met all required conditions precedent to the effectiveness thereof;

          (d) the Company shall have delivered and pledged to the Purchaser the number of shares of BLCI Stock required hereby and under the Security
Agreement, in the form required thereunder, having a Value of not less than one hundred and twenty-five percent (125%) of the original principal amount of the Note;

          (e) the Company shall have delivered to the Purchaser a certificate, signed by an officer of the Company, certifying that the conditions specified in paragraphs (a), (b), (c) and (d) above have been fulfilled;

          (f) the Company shall have delivered to the Purchaser opinions of counsel for the Company, dated the Closing Date, covering the matters set forth in Exhibit 7.1 in form reasonably satisfactory to Purchaser;

          (g) the Company shall have delivered to the Purchaser (i) executed copies of Financing Statements (Form UCC-1), in form suitable for filing under the Uniform Commercial Code in such jurisdictions as may be necessary or advisable to perfect the security interests created by the Security Agreement,
(ii) a lien search, dated as of recent date prior to the Closing, listing all financing statements which name the Company as debtor and which are filed in the jurisdictions referred to in (i) above, and (iii) executed copies of such documentation as may be customarily required by an agent of the Purchaser engaged to hold all or any of the Collateral;

          (h) the Company shall have delivered to the Purchaser (i) an assignment of registration rights under the Registration Rights Agreement from the Company to the Purchaser, consented to by BLCI, and (ii) the written confirmation of BLCI to a written request for demand registration rights by the Purchaser pursuant to the Registration Rights Agreement; and

          (i) there shall have been no material adverse changes in the consolidated business or financial condition of PGI and its affiliates on a combined basis since June 30, 1997 which have not been disclosed in writing to the Purchaser.

          7.2  Conditions to Company's Obligations at Closing.  The Company's
               ----------------------------------------------
obligations hereunder to execute and deliver the Note against payment therefor are subject to the satisfaction or waiver by the Company of each of the following conditions:

          (a) the representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing Date as if made on such date; and

          (b) the Purchaser shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Purchaser on or before the Closing.


8.        INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless the Purchaser and its officers, directors, employees and agents, and each person who controls the Purchaser within the meaning of the Securities Act or the Exchange Act (each, a "Purchaser Indemnified Party") against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) as an incurred, joint or several, to which it, they or any of them, may become subject and not otherwise reimbursed, arising out of or in connection with the breach by the Company of any of its representations, warranties or covenants made herein.

          (b) The Purchaser agrees to indemnify and hold harmless the Company and its officers, directors, employees and agents, and each person who controls the Company within the meaning of the Securities Act or the Exchange Act (each, a "Company Indemnified Party") (the Purchaser Indemnified Party and a Company Indemnified Party are each hereinafter referred to as an "Indemnified Party") against any losses, claims, damages, liabilities or expenses (including the fees and disbursements of counsel) as incurred, joint or several, to which it, they or any of them, may become subject and not otherwise reimbursed, arising out of or in connection with the breach by the Purchaser of any of its representations, warranties or covenants made herein.

          (c) Promptly after receipt by an Indemnified Party of notice of the commencement of any action pursuant to which indemnification may be sought hereunder, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the "Indemnifying Party"), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in and to assume the defense thereof with counsel reasonably selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party; provided, that an Indemnified Party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest under applicable standards of professional conduct between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action will not relieve the Indemnifying Party of any of its obligations hereunder with respect to such action except to the extent such failure is prejudicial to the Indemnifying Party's ability to defend any such action.

          (d) No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of pending or threatened action in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent.


9.        MISCELLANEOUS

          9.1  Expenses.  Each of the Company and the Purchaser shall pay all
               --------
costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement; provided, that the Company shall reimburse the Purchaser, on a periodic basis for Purchaser's costs of maintaining the Collateral.

          9.2  Notices.  Any notice, demand or request required or permitted to
               -------
be given by the Company, or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., New York time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to a nationally recognized overnight courier guarantying next day delivery, delivery charges prepaid, and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

          If to the Company:

          The Prime Group, Inc.
          77 West Wacker Drive, Suite 3900
          Chicago, Illinois 60601
          Attn: Michael W. Reschke

          Tel: 312-917-4201
          Fax: 312-917-1511

          with a copy to:

          The Prime Group, Inc.
          77 West Wacker Drive, Suite 3900
          Chicago, Illinois 60601
          Attn: Robert J. Rudnik, Esq.

          Tel: 312-917-4234
          Fax: 312-917-1684

          If to Purchaser:

          Och-Ziff Capital Management, L.P.
          153 East 53rd Street, 43rd Floor
          New York, New York 10022
          Attn: Joel Frank, Chief Financial Officer

          Tel: 212-292-5956
          Fax: 212-292-5950

or to such other address as shall be designated by a party writing to the others.

          9.3  Survival; Severability.  The representations, warranties,
               ----------------------
covenants and indemnities made by the parties herein shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

          9.4  Successors and Assigns.  The terms and conditions of this
               ----------------------
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, that the Company shall not assign its right or obligations hereunder without the prior written consent of Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Purchaser may assign its rights hereunder, in connection with any private sale or transfer of the Note, so long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto.

          9.5  Injunctive Relief.  The Company acknowledges that a breach by
               -----------------
it of its obligations hereunder may cause irreparable harm to the Purchaser and that the remedy or remedies at law for any such breach may be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the Purchaser shall have the right to obtain equitable relief to enforce this Agreement to the extent such relief is available.

          9.6  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          9.7  Failure to Exercise Rights Not Waiver.  No failure or delay on
               -------------------------------------
the part of the Purchaser in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Purchaser hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

          9.8  Entire Agreement; Amendments.  This Agreement, the Note and the
               ----------------------------
other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written oral, between the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Purchaser, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.

          9.9  Governing Law; Consent to Jurisdiction.  (a) This Agreement shall
               --------------------------------------
be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the choice of law provisions thereof, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

          (b) The Company hereby irrevocably agrees that, subject to Purchaser's sole and absolute election, all actions or proceedings which in any manner arise out of or in connection with or are in any way related to this Agreement or the other Transaction Documents shall be litigated in courts having situs within the County of New York, State of New York, and the Company hereby consents to the jurisdiction of any state or federal court located with the County of New York, State of New York. The Company hereby waives any right it may have to transfer or change the venue of any litigation between grantor and purchaser in accordance with this paragraph.

          9.10  Waiver of Jury Trial.  EACH OF THE COMPANY AND PURCHASER HEREBY
                --------------------
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY in any action or proceeding which in any manner arises out of or in connection with or is in any way related to this Agreement or any of the transactions contemplated herein. The provisions of this Section 9.10 are a material inducement for Purchaser entering into this Agreement and the transactions contemplated herein. The Company hereby acknowledges that it has reviewed the provisions of this Section 9.10 with its independent counsel.

          IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

                                       PRIME GROUP VI, L.P.
                                       By: PGLP, Inc.
                                           its Managing General Partner

                                        By: /s/ Jeffrey A. Patterson
                                           ------------------------------
                                        Name:  Jeffrey A. Patterson
                                             ----------------------------
                                        Title: Vice President
                                              ---------------------------


                                       OCH-ZIFF CAPITAL MANAGEMENT, L.P.
                                       By: OCH-ZIFF ASSOCIATES, L.L.C.
                                           its General Partner

                                        By:  /s/ Daniel S. Och
                                             ---------------------------
                                        Name:  Daniel S. Och
                                        Title: Managing Member

                                                                       Exhibit A

                                 FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE, TRANSFER OR DISPOSITION. THIS
NOTE IS ISSUED SUBJECT TO THE TERMS OF A NOTE PURCHASE AGREEMENT, DATED AS OF ______________________, 1997 BY AND BETWEEN PRIME GROUP VI, L.P., AND THE PURCHASER NAMED THEREIN.


                             PRIME GROUP VI, L.P.

                               EXCHANGEABLE NOTE

New York, New York                                                   $20,000,000
____________, 1997

          FOR VALUE RECEIVED, PRIME GROUP VI, L.P., an Illinois limited partnership (the "Company"), HEREBY PROMISES TO PAY to the order of OCH-ZIFF CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the "Purchaser"), or its assigns, the sum of TWENTY MILLION DOLLARS ($20,000,000), in immediately available funds, on or before___________, 2002 (the "Maturity Date"), and to pay interest thereon from the date hereof (the "Issue Date"), as provided herein.

1.        DEFINITIONS.

          As used herein, in addition to the capitalized terms defined above, capitalized terms not otherwise defined shall have the following meanings:

          (a)  "Applicable Percentage" has the meaning ascribed thereto in
Section 3.3.

          (b) "BLCI" means Brookdale Living Communities, Inc., a Delaware corporation.

          (c) "BLCI Stock" means the Common Stock, par value $0.01 per share, of BLCI.

          (d) "Closing Bid Price" means, with respect to a security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported (i) if the NASDAQ National Market is the principal market on which the BLCI Stock is then traded, by NASDAQ, (ii) if the New York Stock Exchange or American Stock Exchange is the principal market on which the BLCI Stock is then traded, by such respective exchange, (iii) if none of the NASDAQ National Market or such exchanges is the principal market, by Bloomberg Financial Markets, (iv) if Bloomberg Financial Markets is not then reporting closing bid prices of such security, a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder, (v) if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by such reporting service, (vi) if no sale price is reported for such security, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., or
(vii) with respect to any security that does not constitute a security of the type specified in the foregoing clauses, or otherwise for which no closing price is published, the value of such security determined by the valuation method agreed upon in writing by the Holder and the Company for such security prior to such date. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Holder and acceptable to the Company with the reasonable costs of such appraisal to be borne by the Company.

          (e) "Collateral" has the meaning ascribed thereto in the Security Agreement.

          (f) "Default Rate" has the meaning ascribed thereto in Section 2.2.

          (g) "Delivery Date" has the meaning ascribed thereto in Section 3.4.

          (h) "Exchange" has the meaning ascribed thereto in Section 3.1.

          (i) "Exchange Conditions" has the meaning ascribed thereto in Section 3.4.

          (j) "Exchange Date" has the meaning ascribed thereto in Section 3.2.

          (k) "Exchange Default" has the meaning ascribed thereto in Section
3.5.

          (l) "Exchange Notice" has the meaning ascribed thereto in Section 3.2.

          (m) "Exchange Price" has the meaning ascribed thereto in Section 3.3.

          (n) "Exchange Shares" has the meaning ascribed thereto in Section 3.1.

          (o) "Floor Exchange Price" has the meaning ascribed thereto in Section 3.3.

          (p) "Holder" means the holder of this Note and its permitted assigns.

          (q) "Initial Exchange Date" has the meaning ascribed thereto in
Section 3.1.

          (r) "Mandatory Redemption" has the meaning ascribed thereto in Section 5.1.

          (s) "Mandatory Redemption Date" has the meaning ascribed thereto in
Section 5.1.

          (t) "Mandatory Redemption Event" has the meaning ascribed thereto in
Section 5.4.

          (u) "Mandatory Redemption Price" has the meaning ascribed thereto in
Section 5.2.

          (v) "Optional Redemption" has the meaning ascribed thereto in Section 4.1.

          (w) "Optional Redemption Date" has the meaning ascribed thereto in
Section 4.1

          (x) "Optional Redemption Price" has the meaning ascribed thereto in
Section 4.2.

          (y) "Purchase Agreement" means the Note Purchase Agreement, dated the date hereof, by and between the Company and the Purchaser.

          (z) "Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 7, 1997, among BLCI, The Prime Group, Inc., Prime Group Limited Partnership and the Company, as amended by Amendment No. 1, dated as of the date hereof (the "Registration Rights Agreement Amendment").

          (aa) "Registration Statement" means a registration statement or statements in compliance with the Securities Act of 1933, as amended, and pursuant to Rule 415 under the Securities Act or any successor rule providing for the offering of securities on a continuous basis, covering the resale of the Exchange Shares exchangeable hereunder, filed in accordance with the Registration Rights Agreement.

          (ab) "Security Agreement" means the Pledge and Security Agreement, dated the date hereof, by and between the Company and the Purchaser.

          (ac) "Standstill Period" has the meaning ascribed thereto in the Purchase Agreement.

          (ad) "Trading Day" means any day on which the BLCI Stock is traded for any period on the NASDAQ National Market System or on the principal securities exchange or market on which the BLCI Stock is then traded.

          (ae) "Transfer Agent" means the transfer agent for BLCI Stock at any time.

          (af) "Value" has the meaning ascribed thereto in the Purchase
Agreement.

          The following non-capitalized terms shall have the respective following meanings: (i) an "affiliate" of a party shall mean any person or entity controlling, controlled by or under common control with that party; and
(ii) a "business day" means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange and commercial banks in the cities of Chicago and New York are authorized to close for business.

2.  INTEREST.

          2.1  Interest Rate. (a) This Note shall bear interest on the unpaid
               -------------
principal amount hereof, from the date hereof until such principal shall be paid in full, at a rate of four percent (4%) per annum, computed on the basis of a 360-day year of twelve 30-day months, for the actual number of days elapsed. Subject to Section 2.1(b), interest accrued hereunder shall be due and payable quarterly in arrears commencing on December 31, 1997 and, thereafter, on the last day of March, June, September and December, on an Optional Redemption Date, on a Mandatory Redemption Date and on the Maturity Date, until the principal hereof shall have been paid or redeemed in full. If any payment becomes due and payable on a day other than a business day, the maturity thereof shall be automatically extended to the next business day.

          (b) Any regular quarterly interest payable under Section 2.1(a) above may, pursuant to election by the Company in its sole discretion, not be paid in cash on the payable date therefor, in which event the unpaid interest shall be compounded and added to the principal amount hereof on such date, and regular interest on the principal amount of this Note, as so compounded, shall continue to accrue thereafter in accordance with Section 2.1(a).

          2.2  Default Rate. This Note shall bear interest, to the extent
               ------------
permitted by law, on any overdue payment of principal, payment of interest (other than compoundings of interest under Section 2.1(b)), or other amount payable hereunder, payable quarterly on each regular interest payable date, or at the option of the Holder, on demand, at a rate per annum (the "Default Rate") from time to time equal to the greater of (i) fourteen percent (14%) or (ii) two percent (2%) over the "prime" rate (as published in the Wall Street Journal) on the relevant date of determination, but in any case not higher than the highest rate permitted by applicable law, from the date of default until payment in full.

3.  EXCHANGE.

          3.1  Right to Exchange. (a) Subject to the limitation contained in
               -----------------
Section 3.6 below, the Holder shall have the right to exchange the outstanding unpaid principal of, and accrued interest on, this Note from time to time, as specified herein, on and after __________, 1998 (the "Initial Exchange Date") into fully paid and non-assessable shares of BLCI Stock ("Exchange Shares"), free and clear of any liens, claims, encumbrances or restrictions on transfer (other than with respect to applicable state and federal securities laws) on transfer, in accordance with the terms hereof (an "Exchange").

          (b) On and following the Initial Exchange Date, the Holder shall be entitled to exchange up to twenty-five percent (25%) of the original principal amount hereof, together with compoundings of interest pursuant to Section 2.1(b) and accrued but unpaid interest on such aggregate principal amount. Thereafter, the Holder shall be entitled to exchange up to a further twenty-five percent (25%) of the original principal amount hereof, together with compoundings of interest pursuant to Section 2.1(b) and accrued but unpaid interest thereon, on each second-month anniversary of the Initial Exchange Date until May 15, 1999. Subject to the limitation in Section 3.6, the Holder shall be entitled to cumulate the amount of the principal outstanding under this Note, and accrued but unpaid interest thereon, which the Holder becomes entitled to exchange, but does not exchange, pursuant to this Section 3.1(b).

          3.2  Exchange Notice. (a) In order to exchange any portion of the
               ---------------
principal of, and accrued interest on, this Note, the Holder shall send by facsimile transmission, at any time prior to 8 p.m., New York time, on the date on which the Holder wishes to effect such Exchange (the "Exchange Date"), a notice of exchange in the form of Exhibit B hereto (an "Exchange Notice") to the Company and to the Transfer Agent, stating (i) the principal amount of the Note to be exchanged, including compoundings of interest pursuant to Section 2.1(b), which amount shall not be less than $100,000 (or such lesser amount remaining unpaid on the final Exchange Date), (ii) the amount of interest accrued on the then unpaid principal balance of the Note, up to and including the Exchange Date, (iii) the applicable Exchange Price, and (iv) a calculation of the number of shares of BLCI Stock to be delivered on such Exchange. The Holder shall not be required physically to surrender this Note to the Company or to the Transfer Agent in order to effect an Exchange; provided, however, that the amounts outstanding under this Note shall automatically be reduced by the amounts of any such portion of the principal and accrued interest exchanged for Exchange Shares pursuant to this Section 3.

          (b) The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Note, the accrued but unpaid interest thereon, and the date of each Exchange or other payment of principal hereof. The Holder shall amend Exhibit A hereto on any such Exchange or payment of principal to reflect the unpaid principal amount hereof; provided, that the failure to do so shall not affect the Company's obligations hereunder.

          3.3 Number of Exchange Shares; Exchange Price. The number of Exchange
              -----------------------------------------
Shares exchangeable by the Holder pursuant to an Exchange shall be equal to (x) the aggregate amount of principal of this Note specified for exchange in the Exchange Notice, together with accrued but unpaid interest thereon, divided (y) by the Exchange Price in effect on the Exchange Date. The "Exchange Price" as of an Exchange Date shall be the product of (m) the Applicable Percentage times
(n) the average of the Closing Bid Prices for BLCI Stock on the seven (7) Trading Days occurring immediately prior to (but not including) such Exchange Date; provided, that if the Exchange Price as so determined is less than $17.60 (as adjusted for stock splits, stock dividends, etc., the "Floor Exchange Price"), the Company shall be entitled to effect an

Optional Redemption pursuant to Section 4.1. The "Applicable Percentage" for purposes of calculation of the Exchange Price shall mean eighty-eight percent (88%).

          3.4  Delivery of Exchange Shares. (a) Provided that the Company does
               ---------------------------
not make written objection to an Exchange Notice by 8:00 p.m., New York time, on the business day following the delivery thereof, and provided that the Exchange Conditions are satisfied at such time, the Holder shall send for re-registration to the Transfer Agent on or following the Exchange Date set forth in such Exchange Notice (the "Delivery Date") certificate(s) for BLCI Stock sufficient to permit the issuance to the Purchaser or its nominee of the number of Exchange Shares specified in the Exchange Notice. The "Exchange Conditions" to be met on each Delivery Date are as follows: (i) the Company shall not have given notice to the Holder that the Registration Statement is not effective and available for resales of the Exchange Shares at such time; (ii) the BLCI Stock is then designated for quotation on the NASDAQ National Market System or listed on the New York Stock Exchange or the American Stock Exchange; and (iii) the Holder holds Collateral, after delivery of the Exchange Shares identified by the Exchange Notice, with a Value greater than the Minimum Required Amount (as defined in the Security Agreement).

          (b) If any Exchange would create a fractional Exchange Share, such fractional Exchange Share shall be disregarded and the number of Exchange Shares to be delivered on such Exchange, in the aggregate, shall be the next higher number of Exchange Shares; provided, that in any such case of fractional Exchange Share adjustment, the principal outstanding under this Note shall be further automatically reduced, at the Exchange Price, to reflect delivery of the balance of the fractional Exchange Share.

          (c) In the case of a dispute as to the calculation of the Exchange Price or the number of Exchange Shares to be delivered on an Exchange, the Transfer Agent shall re-register into the name of the Purchaser or its nominee the number of Exchange Shares that are not disputed, and the Company shall submit the disputed calculations to Ernst & Young, 787 Seventh Avenue, New York, New York 10019, Attn: Larry Statsky, within two (2) business days of receipt of the Holder's Exchange Notice. Such accountants shall calculate the Exchange Price as provided herein, and notify the Company and the Holder of the results in writing no later than two (2) business days following the day on which the Company received the disputed calculations. Such accountants' calculation shall be deemed conclusive in the absence of manifest error. The fees of any such accountants shall be borne by the Company, unless such accountants' calculation agrees with the calculation(s) asserted by the Company in such dispute to be true, in which case such fees shall be borne by the Purchaser.

          3.5  Failure to Deliver Exchange Shares. The failure of the Holder to
               ----------------------------------
deliver certificates for re-registration due to failure of an Exchange Condition, or the failure of the Transfer Agent to deliver to the Holder the number of Exchange Shares specified in the applicable Exchange Notice within three (3) business days of the Delivery Date therefor shall constitute an "Exchange Default".

          3.6  Limitation on Right to Exchange. In no event shall the Holder be
               -------------------------------
permitted to exchange the outstanding principal of this Note, or accrued but unpaid interest thereon, in excess of an amount which, on Exchange for shares of BLCI Stock, and aggregation with other shares of BLCI Stock then beneficially owned by the Holder (other than shares which deemed beneficially owned but for the limitation of this Section 3.6), would equal or exceed 5.0% of the total number of shares of BLCI Stock then issued and outstanding. The determination of whether the limitation of this Section 3.6 applies, and whether principal of, and accrued interest on, this Note is exchangeable (in relation to other securities owned by the Holder) shall be in the reasonable discretion of the Holder, and the submission of an Exchange Notice shall be deemed to constitute the Holder's determination that such limitation does not apply. In the event that the limitation contained in this Section 3.6 applies to all or a portion of the unpaid principal amount of this Note, nothing contained herein shall be deemed to restrict the right of the Holder to exchange such principal amount at any later time when such Exchange will no longer violate such limitation.

          3.7  Required Exchange. If any principal amount of the Note remains
               -----------------
outstanding and unpaid on the third anniversary of the Issue Date, the Company may require the Exchange thereof (but only if the Registration Statement is then effective covering all Exchange Shares receivable in such Exchange), together with accrued but unpaid interest thereon, into shares of BLCI Stock by delivery of a notice to such effect to the Holder, substantially in the form of Exhibit B hereto with appropriate modifications to indicate that the Company is exercising its rights to require Exchange of the Note pursuant to this Section 3.7. The Exchange Price for Exchange Shares in such a required Exchange shall be determined in accordance with Section 3.3, without provision for an Optional Redemption in case the Closing Bid Price falls below the Floor Exchange Price.

4.        OPTIONAL REDEMPTION BY THE COMPANY.

          4.1  Optional Redemption. The Company shall have the right, in its
               -------------------
sole discretion, to redeem (an "Optional Redemption") all or a portion of the aggregate amount of principal of this Note, together with accrued but unpaid interest thereon, as follows:

               (i) If on the date of delivery of any Exchange Notice the Exchange Price for BLCI Stock is less than the Floor Exchange Price, the Company shall have the right to effect an Optional Redemption of the principal amount, and accrued interest thereon, sought to be exchanged by the Holder as of such Exchange Date, at the Optional Redemption Price therefor on the date ten (10) days after the proposed Exchange Date, or first business day thereafter (an "Optional Redemption Date" with respect to an Exchange Date). The Company must exercise its right to effect such Optional Redemption by written notice thereof given to the Holder, on or before 8:00 p.m., New York time, on the next business day following the date of delivery of such Exchange Notice. Notice of such Optional Redemption, once given, shall obligate the Company to make the Optional Redemption specified therein.

               (ii) If a Standstill Period continues for more than ninety (90) days, the Company shall have the right to effect an Optional Redemption of the unpaid principal amount of this Note at the Optional Redemption Price therefor on the date ten (10) days after the delivery of written notice to such effect, or first business day thereafter (an "Optional Redemption Date" with respect to a Standstill Period); provided, that the Purchaser shall be entitled to receive as Exchange Shares, calculated at the Exchange Price therefor, as Purchaser may be eligible to purchase on such date, with a pro tanto reduction in the Optional Redemption Price payable on such date. The Company must exercise its right to effect such Optional Redemption by written notice thereof given to the Holder, on or before 8:00 p.m., New York time, within ten (10) business days following the termination of such 90 day period. Notice of such Optional Redemption, once given, shall obligate the Company to make the Optional Redemption specified therein.

          4.2  Optional Redemption Price. (a) The "Optional Redemption Price"
               -------------------------
payable with respect to any Optional Redemption shall be (x) (i) in the case of an Exchange Date Optional Redemption, the portion of the original principal amount of this Note sought to be exchanged in such Exchange Notice (i.e., excluding compoundings of interest pursuant to Section 2.1(b)), or (ii) in the case of a Standstill Period Optional Redemption, the unpaid principal amount of this Note, as reduced to permit the Exchange of Shares provided by Section
4.1 (ii), multiplied by (y) fourteen percent (14%) per year, in either case from and including the Issue Date to but excluding the date of payment of the Optional Redemption Price, compounded annually, for the actual number of days elapsed.

          (b) The Company shall pay the Optional Redemption Price to the Holder, in immediately available funds, on the Optional Redemption Date for such Optional Redemption. If the Company fails to pay the Optional Redemption Price to the Holder on the Optional Redemption Date, then the Holder shall be entitled to interest on the unpaid portion of such redemption payment at the Default Rate from the Optional Redemption Date until the Optional Redemption Price and all accrued interest thereon is paid in full. In the event the Company redeems the entire remaining unpaid principal amount of this Note, together with all interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Note to the Company for cancellation.

5.        MANDATORY REDEMPTION BY THE COMPANY.

          5.1  Mandatory Redemption. In the event that a Mandatory Redemption
               --------------------
Event occurs, the Holder shall have the right, on written notice to the Company, to have all or any portion of the unpaid principal amount of this Note redeemed by the Company (a "Mandatory

Redemption") at the Mandatory Redemption Price, in immediately available funds. Such notice shall specify the effective date of such Mandatory Redemption, which shall be a business day, not less than ten (10) days following the date such notice is given (the "Mandatory Redemption Date"), and the amount of principal to be redeemed.

          5.2  Mandatory Redemption Price. The "Mandatory Redemption Price"
               --------------------------
shall be (x) the original principal amount of this Note (i.e., excluding compoundings of interest pursuant to Section 2.1(b)) then remaining unpaid and outstanding (unless a lesser amount is specified) multiplied by (y) fourteen percent (14%) per year, compounded annually, from and including the Issue Date to but excluding the date of payment of the Mandatory Redemption Price, without deduction or offset of any kind.

          5.3  Payment of Mandatory Redemption Price. The Company shall pay the
               -------------------------------------
Mandatory Redemption Price to the Holder on the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Note, and pays to the Holder all interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Note to the Company for cancellation. If Company fails to pay the Mandatory Redemption Price to the Holder on the Mandatory Redemption Date, the Holder shall be entitled to interest on the unpaid portion at the Default Rate from such date until the Mandatory Redemption Price, and all accrued interest thereon, is paid in full.

          5.4  Mandatory Redemption Event. Each of the following events shall be
               --------------------------
deemed a "Mandatory Redemption Event":

          (a) an Exchange Default occurs and continues for five (5) business days, during which time the Company has not elected to make an Optional Redemption of the principal amount and accrued interest subject to the Exchange Notice;

          (b)  the Company fails to pay an Optional Redemption Price within five
(5) business days of the date required;

          (c) the Company fails to deposit with the Holder any additional shares of BLCI Stock or other Collateral required pursuant to the Purchase Agreement or the Security Agreement, within five (5) business days of the date required;

          (d) the Company breaches, in a material respect, any covenant or other material term or condition of this Note, the Purchase Agreement, the Security Agreement, or any other agreement, certificate or instrument delivered by the Company in connection therewith, other than as elsewhere specified in this Section 5.4, and such breach continues for a period of ten
(10) business days after the earlier of (i) an executive officer of the Company obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from the Holder;

          (e) the Registration Statement is not declared effective on or prior to the Registration Deadline (as defined in the Purchase Agreement) or if the Registration Statement has been declared effective by such date, and the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to cover the resale of Exchange Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) business days; provided, that the cause of such lapse or unavailability is not due to factors solely within the control of the Holder; and provided, further, that the Registration Statement shall not be deemed to have lapsed or to be unavailable, for purposes of this Section 5.4 only, during any Standstill Period (as defined in the Purchase Agreement with a duration of less than thirty (30) days);

          (f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

          (g) (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or interest on any indebtedness that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

          (h) (i) BLCI Stock is delisted at any time from trading on the NASDAQ National Market System, the New York Stock Exchange or the American Stock Exchange, or (ii) Closing Bid Prices for BLCI Stock are unavailable for five consecutive Trading Days on the NASDAQ National Market System or either such exchange; or

          (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation of a transaction or series of transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; or

          (j) the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (k) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or

          (l) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company which judgment is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

          5.5  Failure to Pay Redemption Amounts. If the Company fails to pay
               ---------------------------------
the Mandatory Redemption Price on the Mandatory Redemption Date, then the Holder shall have the right (but not the obligation) at any time, so long as the Company remains in default, to require the Transfer Agent, on written notice, promptly to register in the name of the Holder (or its designee), and deliver to the Holder, the number of shares of BLCI Stock equal to (x) the outstanding principal amount of this Note subject to Mandatory Redemption, together with compoundings of interest at the rate and as provided pursuant to Section 2.1(b), divided by (y) (i) eighty-three percent (83%) times (ii) the average of the Closing Bid Prices for BLCI Stock on the seven (7) Trading Days occurring immediately prior to (but not including) the Mandatory Redemption Date; provided, that if the Registration Statement is not in effect on the date of such notice, or ceases to be in effect at any time during the thirty (30) day period thereafter, the Holder may require the Transfer Agent, on written notice, promptly to register in the name of the Holder (or its designee), and deliver to the Holder, such additional number of shares of BLCI Stock as shall be required to permit the aggregate number of shares delivered to the Holder under this
Section 5.5 to equal (x) the outstanding principal amount of this Note subject to Mandatory Redemption, together with compoundings of interest at the rate and as provided pursuant to Section 2.l(b), divided by (y) (i) seventy percent (70%) times (ii) the average of the Closing Bid Prices for BLCI Stock on the seven (7) Trading Days occurring immediately prior to (but not including) the Mandatory Redemption Date. Upon the expiry of such 30 day period, the delivery of the shares of BLCI Stock required pursuant to this Section 5.5 shall discharge the Company's obligation to pay the Mandatory Redemption Price otherwise due on the Mandatory Redemption Date.

6.        MISCELLANEOUS.

          6.1 Lost or Stolen Note. On receipt by the Company of evidence of the
              -------------------
loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and on surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new note identical in all respects to this Note. On the issuance of any new Note hereunder, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge and any expenses (including reasonable fees and expenses of counsel) in connection therewith.

          6.2 Notices. Any notice, demand or request required or permitted to be
              -------
given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed given when delivered personally or by verifiable facsimile transmission (with a hard copy to follow by nationally recognized air courier) or on the next business day after timely delivery to a nationally recognized overnight courier, guarantying next day delivery, delivery charges prepaid, or sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

          If to the Company:

          Prime Group VI, L.P.
          c/o The Prime Group, Inc.
          77 West Wacker Drive, Suite 3900
          Chicago, Illinois 60601
          Attn: Michael W. Reschke

          Tel: 312-917-4201
          Fax: 312-917-1511

          with a copy to:


          Prime Group, Inc.
          77 West Wacker Drive, Suite 3900
          Chicago, Illinois 60601
          Attn: Robert J. Rudnik, Esq.

          Tel: 312-917-4234
          Fax: 312-917-1684

          with a copy to:

          Winston & Strawn

          35 West Wacker Drive
          Chicago, Illinois 60601
          Attn: Wayne D. Boberg, Esq.

          Tel: 312-558-5600
          Fax: 312-558-5700

          If to the Holder:

          Och-Ziff Capital Management, L.P.
          153 East 53rd Street, 43rd Floor
          New York, New York 10022
          Attn: Joel Frank, Chief Financial Officer

          Tel: 212-292-5956
          Fax: 212-292-5950

or at such other address or facsimile number as the Holder shall have furnished to the Company in accordance with this Section 6.2.

          6.3  Successors and Assigns. Holder may assign its rights hereunder,
               ----------------------
in connection with any private sale or transfer of the Note, so long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Note, in which case the term "Holder" shall be deemed to refer to such transferee; provided, that the Company's consent shall in any case not be required (but the Company shall nonetheless be entitled to receive written notice thereof) in the event of a sale, transfer or disposition of this Note to an affiliate of the Holder. From and after the date of such sale, transfer or disposition, the transferee hereof shall be deemed to be the Holder. On any such sale, transfer or disposition, the Company shall, promptly following the return of this Note by the transferee hereof, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee, except that the principal amount of such new Note may reflect the unpaid principal amount of this Note at the time of such sale, transfer or disposition.

          6.4  Injunctive Relief. The Company acknowledges that a breach by it
               -----------------
of its obligations hereunder may cause irreparable harm to the Holder and that the remedy or remedies at law for any such breach may be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the Holder shall have the right to obtain equitable relief to enforce this Note.

          6.5  Failure to Exercise Rights Not Waiver. No failure or delay on the
               -------------------------------------
part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

          6.6  Amendments. Except as expressly provided herein, neither this
               ----------
Note nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Holder, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.

          6.7  Governing Law; Consent to Jurisdiction. (a) This Note shall be
               --------------------------------------
governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the choice of law provisions thereof, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

          (b) The Company hereby irrevocably agrees that, subject to Holder's sole and absolute election, all actions or proceedings which in any manner arise out of or in connection with or are in any way related to this Note or other related agreements shall be litigated in courts having situs within the County of New York, State of New York, and the Company hereby consents to the jurisdiction of any state or federal court located with the County of New York, State of New York. The Company hereby waives any right it may have to transfer or change the venue of any litigation between grantor and purchaser in accordance with this paragraph.

          6.8  Waiver of Jury Trial. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY
               --------------------
AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY in any action or proceeding which in any manner arises out of or in connection with or is in any way related to this Note or any of the transactions contemplated herein.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed in its name by its duly authorized officer on the date first above written.


                                        PRIME GROUP VI, L.P.
                                        By: PGLP, Inc.
                                            its Managing General Partner

                                            By:
                                                ---------------------------
                                            Name:
                                                  -------------------------
                                            Title:
                                                   ------------------------

                                                                       Exhibit A

                             Schedule of Principal
                 Payments, Interest Compoundings and Exchanges



                          Amount Paid,
Principal                 Compounded interest       Date of Payment, Compounding
Balance                   or Amount Exchanged       or Exchange


$20,000,000               ___________________       ___________________

                            NOTE PURCHASE AGREEMENT
                            -----------------------

                                 SCHEDULE 3.4
                          OWNERSHIP OF SHARES OF BLCI
                          ---------------------------




                                                              APPROXIMATE
                            NUMBER OF SHARES                 PERCENTAGE OF
ENTITY                      OF STOCK OF BLCI     CLASS     SHARES OUTSTANDING
------                      ----------------    ------     ------------------
Prime Group VI, L.P.            2,500,000       Common           34.84%
The Prime Group, Inc.           1,382,410/1/    Common           19.27%
Prime Group Limited               320,633       Common            4.47%
Partnership



-----------------------

  /1/ 112,500 Shares are subject to options and 25,000 shares are subject to a purchase right.

                            NOTE PURCHASE AGREEMENT
                            -----------------------

                               SCHEDULE 3.5

                   FINANCIAL STATEMENTS PREVIOUSLY DELIVERED
                   -----------------------------------------


1. The Prime Group, Inc. & Consolidated Affiliates Fair Market Value Balance Sheets, as of September 5, 1997 (Unaudited).

2. The Prime Group, Inc. & Affiliates Fair Market Value Balance Sheet (Proforma Post Office REIT), as of September 24, 1997 (Unaudited).

3. The Prime Group, Inc. and Subsidiaries Consolidated Balance Sheet, as of June 30, 1997, Consolidated Statement of Operations for the three months ended June 30, 1997 and for the six months ended June 30, 1997, Consolidated Statement of Changes in Stockholder's Deficit for the six months ended June 30, 1997, and Consolidated Statement of Cash Flows, for the three months ended June 30, 1997 and for the six months ended June 30, 1997 (Unaudited).

4. Prime Group Limited Partnership and Subsidiary Consolidated Balance Sheet, as of June 30, 1997, Consolidated Statement of Operations for the three months ended June 30, 1997 and for the six months ended June 30, 1997, Consolidated Statement of Partners' Deficit for the six months ended June 30, 1997, and Consolidated Statement of Cash Flows, for the three months ended June 30, 1997 and for the six months ended June 30, 1997 (Unaudited).

5. PGLP, Inc. Balance Sheet, as of June 30, 1997, Statements of Operations, for the three months ended June 30, 1997 and for the six months ended June 30, 1997, Statement of Changes in Stockholder's Deficit for the six months ended June 30, 1997, and Statements of Cash Flow, for the three months ended June 30, 1997 and for the six months ended June 30, 1997 (Unaudited).

6. Prime Group II, L.P. Consolidated Balance Sheet, as of June 30, 1997, Consolidated Statement of Operations for the three months ended June 30, 1997 and for the six months ended June 30, 1997, Consolidated Statement of Changes in Stockholder's Deficit for the six months ended June 30, 1997, and Statements of Cash Flow, for the three months ended June 30, 1997 and for the six months ended June 30, 1997 (Unaudited).

7. Prime International, Inc. And Subsidiaries Consolidated Balance Sheet, as of December 31, 1996 and December 31, 1995, Consolidated Statement of Operations for the years ended December 31, 1996 and December 31, 1995, Consolidated Statement of Changes in Stockholder's Deficit for the years ended December 31, 1996 and December 31, 1995, and Consolidated Statement of Cash Flows, for the years ended December 31, 1996 and December 31, 1995 (Unaudited).

8. Consolidated Financial Statements, The Prime Group, Inc. and Subsidiaries, Years ended

     December 31, 1996 and 1995 with Report of Independent Auditors (Preliminary and unaudited).

9. Consolidated Financial Statements, Prime Group Limited Partnership and Subsidiaries, Years ended December 31, 1996 and 1995 with Report of Independent Auditors (Preliminary and unaudited).

10. Financial Statements, PGLP, Inc., Years ended December 31, 1996 and 1995 with Report of Independent Auditors (Preliminary and unaudited).

11. Financial Statements, Prime Group II, L.P., Years ended December 31, 1996 and 1995 with Report of Independent Auditors (Preliminary and unaudited).

                            NOTE PURCHASE AGREEMENT
                            -----------------------

                                 SCHEDULE 3.8

                               LITIGATION, ETC.



NONE

                                                                       Exhibit B
                            FORM OF EXCHANGE NOTICE

                                    [date]


Prime Group VI, L.P.
c/o The Prime Group, Inc.
77 West Wacker Drive, Suite 3900
Chicago, Illinois 60601
Attn: Michael W. Reschke

[address of Transfer Agent]

          Re: Exchange of Note
              ----------------

Gentlemen:

          This is with reference to the Exchangeable Note, dated September 30, 1997, made by Prime Group VI, L.P. and payable to Och-Ziff Capital Management, L.P. in the original principal amount of $20,000,000 (the "Note"), which provides for the exchange of principal of, and accrued interest on, the Note by exchange of shares of Common Stock of Brookdale Living Communities, Inc. ("BLCI Stock") on the terms specified in the Note.

          Pursuant to Section 3.2 of the Note, the undersigned hereby gives notice of its intention to convert [not less than $100,000] principal amount,
                                    ----------------------
[including _________________ ($________) of interest compounded through the most recent [compounding date], and _________________ ($ ________________) of accrued interest thereon.

          The Exchange Price as determined pursuant to Section 3.3 of the Note is $______ on the date hereof, and the number of shares of BLCI Stock to be delivered pursuant to this Exchange Notice is ___________________.

          The Transfer Agent is hereby instructed to deliver the Exchange Shares (as defined in the Note) to the undersigned at the address above, upon receipt by the Transfer Agent of a share certificate for BLCI Stock, with appropriate stock powers for reregistration.


                                        Very truly yours,



                                        for Och-Ziff Capital
                                        Management, L.P.

cc: Robert J. Rudnik, Esq (The Prime Group, Inc.)

                                                                     Exhibit 7.1

                          FORM OF OPINION OF COUNSEL
                                TO THE COMPANY


                           [Matters To Be Covered In
                      Opinions of Counsel To the Company]
                      ----------------------------------

          1. Each of the Company and BLCI is duly incorporated, validly existing and in good standing, and the Company has requisite corporate power and authority to issue and sell the Note, to exchange the Exchange Shares and to execute and deliver the other Transaction Documents. The outstanding shares of BLCI Stock shown on Schedule 3.4 as being owned by the Company have been validly issued, are fully paid and nonassessable and are owned by the Company free and clear of any liens or encumbrances of any nature, except as otherwise disclosed in Schedule 3.4.

          2. The Purchase Agreement, the Note and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and BLCI, and each constitutes, on execution and delivery thereof, a legal, valid and binding obligation of the Company or BLCI, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3. The execution, delivery and performance by the Company of the Purchase Agreement and the Note will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company or BLCI under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or BLCI is bound or by which the Company or BLCI or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Company or BLCI or (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Company or BLCI.

          4. No consent, approval or authorization of, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance by the Company of the Purchase Agreement or the Note.

          5. There are no actions, suits or proceedings pending or, to the best of such counsel's knowledge, threatened against or affecting the Company or BLCI or any property of the Company or BLCI which could reasonably be expected to affect the validity or enforceability of the Purchase Agreement, the Note and the other Transaction Documents.

          6. The offer and sale of the Note, and the exchange of the Exchange Shares in exchange thereof, will not require registration under the Securities Act of 1933, as amended, except that to the extent the Company would be considered an "affiliate" of BLCI deliveries of the Exchange Shares would be required to be made pursuant to an effective registration statement. Such registration statement could be filed on Form S-3 within the time limits specified therefor in the Registration Rights Agreement.

          7. The sale and issuance of the Note will not result in a violation of Regulations G, T or X of the Federal Reserve Board.

          8. Neither the Company or BLCI is an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

          9. The Security Agreement creates a valid and perfected security interest enforceable against the Company with respect to the Collateral, as security for the payment of the Obligations (as defined therein).